Exhibit 99.1

LEARNING TREE ANNOUNCES FIRST QUARTER FISCAL YEAR 2012 RESULTS

RESTON, VA (February 7, 2012) Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2012, which ended December 30, 2011.

In its first quarter of fiscal year 2012, Learning Tree reported revenues of $35.0 million, income from operations of $2.8 million, and net income of $1.8 million or $0.14 per share. These results compare with revenues of $35.6 million, income from operations of $3.0 million, and net income of $2.0 million or $0.14 per share in its first quarter of fiscal year 2011.

“While this year’s first quarter operating results were similar to those of last year’s first quarter, we believe that our results can and should be better,” said Dr. David Collins, Chairman and CEO. “I and Max Shevitz, our recently appointed President, are working intensively with our staff to identify opportunities to increase revenues and margins within our current business model. We intend to aggressively pursue the opportunities we identify, which could begin to bear fruit toward the end of this fiscal year or in the beginning of our next fiscal year.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss first quarter fiscal year 2012 results is scheduled at 4:30 p.m. (EST) February 7, 2012. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s web site www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

Contact Information

Charles R. Waldron

Chief Financial Officer

Learning Tree International

Phone: (703) 709-9119

bob_waldron@learningtree.com

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	December 30, 2011	December 31, 2010
Revenues	$34,975	$35,632
Cost of revenues	15,634	15,790

Gross profit	19,341	19,842

Operating expenses:
Course development	2,121	1,977
Sales and marketing	7,510	7,665
General and administrative	6,889	7,241

Total operating expenses	16,520	16,883

Income from operations	2,821	2,959

Other income (expense), net	46	19

Income before income taxes	2,867	2,978
Provision for income tax	1,032	1,015

Net income	$1,835	$1,963

Earnings per share—diluted	$0.14	$0.14

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 30, 2011	September 30, 2011

Cash and cash equivalents	$40,878	$40,293
Available for sale securities	4,168	2,352
Trade accounts receivable, net	15,353	18,220
Prepaid expenses and other	7,086	6,373

Total current assets	67,485	67,238
Depreciable assets, net and other	33,958	34,914

Total assets	$101,443	$102,152

Accounts payable and accrued liabilities	$17,165	$16,893
Deferred revenues	31,770	34,572

Total current liabilities	48,935	51,465
Other	12,878	12,936

Total liabilities	61,813	64,401

Stockholders’ equity	39,630	37,751

Total liabilities and stockholders’ equity	$101,443	$102,152